Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2013 Earnings Release
October 23, 2013

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2013 Results

Cat Financial reported third-quarter 2013 revenues of $698 million, an increase of $20 million, or 3 percent, compared with the third quarter of 2012. Third-quarter 2013 profit after tax was $118 million, a $9 million, or 8 percent, increase from the third quarter of 2012.
The increase in revenues was primarily due to a $40 million favorable impact from higher average earning assets (finance receivables and operating leases at constant rates), partially offset by a $26 million unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases.
Profit before income taxes was $165 million for the third quarter of 2013, compared with $153 million for the third quarter of 2012. The increase was primarily due to an $18 million favorable impact from higher average earning assets.
The provision for income taxes reflects an estimated annual tax rate of 27 percent for the third quarters of both 2013 and 2012.
New retail financing in the third quarter of 2013 was $3.17 billion, a decrease of $42 million, or 1 percent, from the third quarter of 2012. New retail financing decreased across all operating segments with the exception of North America, which increased.
At the end of the third quarter of 2013, past dues were 2.45 percent, compared with 2.64 percent at the end of the second quarter of 2013, 2.26 percent at the end of 2012 and 2.80 percent at the end of the third quarter of 2012. Write-offs, net of recoveries, were $58 million for the third quarter of 2013, up from $29 million for the third quarter of 2012. The increase in write-offs was primarily related to Cat Financial's European marine portfolio and was previously provided for in the allowance for credit losses.
As of September 30, 2013, Cat Financial's allowance for credit losses totaled $404 million or 1.40 percent of net finance receivables, compared with $426 million or 1.49 percent of net finance receivables at year-end 2012. The allowance for credit losses as of September 30, 2012, was $404 million or 1.47 percent of net finance receivables.

"Cat Financial’s steady growth in earning assets and strong portfolio performance, combined with our diversified funding platform, continues to demonstrate our ability to deliver reliable earnings," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc. “We continue to be well-positioned to serve Caterpillar, Cat dealers and our customers world-wide.”
For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to customers. The company offers a wide range of financing alternatives to customers and Cat® dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia and Europe, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Jim Dugan, Global Government & Corporate Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile), mail to: Dugan_Jim@cat.com

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2013 VS. THIRD QUARTER 2012
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2013	2012	CHANGE
Revenues	$698	$678	3%
Profit Before Income Taxes	$165	$153	8%
Profit After Tax	$118	$109	8%
New Retail Financing	$3,168	$3,210	(1)%
Total Assets	$35,308	$33,834	4%

NINE MONTHS 2013 VS. NINE MONTHS 2012
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2013	2012	CHANGE
Revenues	$2,072	$2,014	3%
Profit Before Income Taxes	$510	$467	9%
Profit After Tax	$370	$333	11%
New Retail Financing	$9,452	$10,108	(6)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and similar sections in our quarterly reports on Form 10-Q, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.